EXHIBIT 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	Brian P. Campbell
President and Chief Executive Officer
(734) 747-7025 ext. 129
KAYDON CORPORATION SELLS
POWER AND DATA TRANSMISSION PRODUCTS GROUP
     Ann Arbor, Michigan — July 27, 2005 — Kaydon Corporation (NYSE:KDN) announced the sale of its Power and Data Transmission Products Group (“The Group”) to Moog Inc. of East Aurora, New York for $72.4 million cash.
     The Power and Data Transmission Products Group, consisting of three companies located in Reading, England, Halifax, Nova Scotia and Blacksburg, Virginia, manufactures complex and standard electrical and fiber optic products used in demanding aerospace, defense, industrial, security, medical, and marine applications. Products include slip rings and slip ring assembles, video and data multiplexers, and fiber optic rotary joints.
     Sales of the Group for fiscal 2004 were $37.1 million and $9.9 million in the first quarter of 2005. On a net income basis, before the gain on the sale of the Group, the transaction is expected to be earnings neutral for fiscal 2005.
     The sale will result in an after tax gain of approximately $.70 per diluted share, which will be reported as a component of discontinued operations in Kaydon’s third quarter ending October 1, 2005.
     Commenting on the sale, Brian P. Campbell, President and Chief Executive Officer of Kaydon said, “The sale of the Power and Data Transmission Products Group to Moog, where it will be combined with their Moog Components segment, will enhance the Group’s growth into the future. The Group has contributed to Kaydon’s success through the years and this transaction will benefit the Group’s employees, customers and Kaydon’s shareholders.”
     As previously announced, Kaydon will hold its second quarter 2005 earnings conference call on Thursday, July 28, 2005. The conference call will begin at 10:30 a.m. Eastern time and will follow the Company’s release of second quarter 2005 earnings at 7:00 a.m. Eastern time on that same day.

     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.
# # # # #
     Certain statements in this press release are forward-looking within the meaning of the federal securities laws regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “intends,” “will,” “may,” “potential,” “expects,” “projects”, “approximately” and other similar expressions. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially since the statements are based on the Company’s current expectations and are subject to risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending and future litigation and governmental proceedings, estimated legal costs, the estimated fair value of the Company’s assets, purchase price adjustments in sale contracts, the ultimate satisfaction of the Company’s debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned to consider these factors when relying on such forward-looking information.